                                                                     EXHIBIT 3.1

                            ARTICLES OF RESTATEMENT
                                       OF
                              WACHOVIA CORPORATION

                              --------------------


        Pursuant to Section 55-10-07 of the General Statutes of North Carolina, Wachovia Corporation hereby submits these Articles of Restatement for the purpose of integrating into one document its original articles of incorporation and all amendments thereto and also for the purpose of amending its articles of incorporation.

        1. The name of the corporation is Wachovia Corporation.

        2. Attached hereto as an exhibit are the amended and restated articles of incorporation of the corporation, which contain amendments to the articles of incorporation requiring shareholder approval.

        3. The amended and restated articles of incorporation of the corporation were adopted by the corporation's shareholders on April 23, 1993, as required by Chapter 55 of the General Statutes of North Carolina.

        This the 23rd day of April, 1993.



                              WACHOVIA CORPORATION


                              By:/s/  John G. Medlin, Jr.
                                 ----------------------------
                                 John G. Medlin, Jr.
                                 Chairman of the Board
                                 and Chief Executive Officer





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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                              WACHOVIA CORPORATION


        Pursuant to Section 55-10-07 of the General Statutes of North Carolina, Wachovia Corporation hereby submits the following for the purpose of amending and restating its articles of incorporation.

                                       I.

        The name of the corporation is Wachovia Corporation.

                                      II.

        The period of duration of the corporation shall be perpetual.

                                      III.

        The purpose or purposes for which the corporation is organized are:

        (1) To exercise all of the powers of a general business corporation under the laws of North Carolina, including but not limited to the powers specifically described in (2) and (3) below.

        (2) To operate as a one bank or multi-bank holding company and in general to act as a holding company and to acquire and own stock or other interests in other businesses of any lawful character and, as shareholder or as owner of other interests in such businesses, to exercise all rights incident thereto.

        (3) In furtherance of any of these purposes, the corporation shall have power to execute contracts of guaranty and to issue bonds or other evidences of indebtedness which may be secured or unsecured and which may be convertible into Common Stock of the corporation.





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                                      IV.

        The corporation shall have authority to issue Five Hundred Million (500,000,000) shares of Common Stock with par value of Five Dollars ($5.00) per share and Fifty Million (50,000,000) shares of Preferred Stock with par value of Five Dollars ($5.00) per share.

        The Board of Directors of the corporation shall have authority to fix the preferences, limitations and relative rights of the Preferred Stock with par value of Five Dollars ($5.00) per share, and to establish series of such Preferred Stock and determine the variations between series.

                                       V.

        The address of the registered office of the corporation is Wachovia Building, 301 North Main Street, Winston-Salem, Forsyth County, North Carolina 27101, and the name of its registered agent at such address is Kenneth W. McAllister.

                                      VI.

        The name and address of the incorporator is John G. Medlin, Jr., 301 North Main Street, Winston-Salem, North Carolina 27101.

                                      VII.

        The number of the directors of the corporation may be fixed by the bylaws but shall not be less than nine (9).

        The Board of Directors shall be divided into three classes as equal in number as may be feasible, with the term of office of one class expiring each year. The members of the initial Board of Directors shall be divided into three classes as hereinafter provided in Article VIII, with directors of the first class to hold office for a term expiring at the first annual meeting of shareholders, directors of the second class to hold office for a term expiring at the second





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annual meeting of shareholders and directors of the third class to hold office for the term expiring at the third annual meeting of shareholders. At each annual meeting of shareholders, successors to the directors whose terms shall then expire shall be elected to hold office for terms expiring at the third succeeding annual meeting. In case of any vacancies, by reason of an increase in the number of directors or otherwise, each additional director may be elected by the Board of Directors to hold office until the end of the term he is elected to fill and until his successor shall have been elected and qualified in the class to which such director is assigned and for the term or remainder of the term of such class. Directors shall continue in office until others are chosen and qualified in their stead. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as equal in number as may be feasible. No decrease in the number of directors shall shorten the term of any incumbent director.

        Any director may be removed from office as a director, but only for cause, by the affirmative vote, at a meeting called as provided in the bylaws for that purpose, of at least 66-2/3% in interest of the holders of voting stock of the corporation issued and outstanding, including a majority in interest of the holders of issued and outstanding voting stock of the corporation held by persons other than any person who is an Interested Shareholder (as defined in paragraph (3) of Section D of Article X hereof).

        Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation may have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by





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the terms of such Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms.

                                     VIII.

        The number of directors constituting the initial Board of Directors shall be thirteen (13) and the names and addresses of the persons who are to serve as directors until the first, second, and third annual meetings of shareholders or until their successors are elected and qualified are:

        First Class:  Terms Expiring At First Annual Meeting
        ----------------------------------------------------

        Albert L. Butler, Jr.     Sherwood H. Smith, Jr.
        2850 Galsworthy Drive     408 Drummond Drive
        Winston-Salem, NC 27106   Raleigh, NC  27609

        Donald R. Hughes          Charles McKenzie Taylor
        105 Kimberly Terrace      19 Muscogee Avenue, NW
        Greensboro, NC 27408      Atlanta, GA  30305

        Second Class:  Term Expiring At Second Annual Meeting
        -----------------------------------------------------

        John M. Belk              J. Tylee Wilson
        435 Hempstead Place       2585 Club Park Road
        Charlotte, NC  28027      Winston-Salem, NC 27104

        James K. Glenn            Erwin Zaban
        2403 Reynolda Drive       3374 Old Plantation Road, NW
        Winston-Salem, NC 27104   Atlanta, GA  30327

        J. Mack Robinson
        3500 Tuxedo Road, NW
        Atlanta, GA  30305

        Third Class:  Term Expiring At Third Annual Meeting
        ---------------------------------------------------

        John L. Clendenin         John G. Medlin, Jr.
        5290 North Powers         1056 Kenleigh Circle
        Ferry Road                Winston-Salem, NC  27106
        Atlanta, GA  30327

        Thomas H. Davis           Thomas R. Williams
        1190 Arbor Road           3200 Arden Road, NW
        Winston-Salem, NC  27104  Atlanta, GA  30305





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                                      IX.

        No holder of stock of the corporation shall be entitled as of right to subscribe for or purchase any additional or increased stock of the corporation of any class, whether now or hereafter authorized, including obligations convertible into any class of stock, or stock of any class convertible into stock of any other class, or obligations, stock or other securities carrying warrants or rights to subscribe to stock of the corporation of any class, whether now or hereafter authorized, but any and all shares of stock, bonds, debentures or other securities or obligations, whether or not convertible into stock or carrying warrants entitling the holders thereof to subscribe to stock, may be issued, sold or disposed of from time to time by authority of the Board of Directors of the corporation to such persons, firms or corporations and for such consideration, as far as it may be permitted by law, as the Board of Directors shall from time to time determine.

                                       X.

        A. Any Business Combination (as defined in paragraph (1) of Section D of this Article) shall require only such affirmative vote as is required by law and any other provision of these Articles if either all of the conditions set forth in clauses (i), (ii) and (iii) have been satisfied or if the conditions set forth in clause (iv) have been satisfied:

           (i) The consideration to be received by holders of Common Stock shall be cash or in the same form as previously has been paid by or on behalf of any Interested Shareholder (as defined in paragraph (3) of Section D of this Article) in connection with its direct or indirect acquisition of beneficial ownership of any shares of Common Stock. If the consideration paid by or on behalf of the Interested Shareholder for shares of Common Stock varied as to form, the form





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        of consideration to be received by holders of Common Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of Common Stock previously acquired by the Interested Shareholder;

           (ii) The aggregate amount of the cash and the Fair Market Value (as defined in paragraph (9) of Section D of this Article) of consideration other than cash to be received per share by holders of Common Stock in any Business Combination shall be at least equal to the greater of (a) the Fair Market Value per share of Common Stock on the date of the first public announcement of the proposal of a Business Combination (the "Announcement Date") or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Shareholder acquired any shares of Common Stock or (b) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Interested Shareholder in acquiring any of the corporation's Common Stock;

           (iii) After becoming an Interested Shareholder and prior to the consummation of any Business Combination, (A) such Interested Shareholder shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the corporation (except upon conversion of convertible securities





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        acquired by it prior to becoming an Interested Shareholder or upon compliance with the provisions of this Article or as a result of a pro rata stock dividend or stock split) and (B) such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation, or made any major changes in the corporation's business or equity capital structure;

           (iv) The Business Combination shall have been approved by at least 66-2/3% of the Continuing Directors (as defined in paragraph (8) of Section D of this Article) and, if deemed advisable by a majority of the Continuing Directors, the Board of Directors shall have obtained an opinion of a reputable investment banking firm to the effect that the financial terms of such Business Combination are fair from the point of view of the holders of Voting Shares (as defined in paragraph (5) of Section D of this Article) other than the Interested Shareholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee or its services upon receipt by the corporation of such opinion).

        B. If the provisions of Section A of this Article have not been satisfied, any Business Combination shall require the affirmative vote, in person or by proxy, at any meeting called as provided in the bylaws, of the holders of at least 66-2/3% in interest of the Voting Shares of the corporation issued and outstanding, including a majority in interest of the holders of issued and outstanding Voting Shares of the corporation held by persons other than an





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Interested Shareholder or any Affiliate or Associate of any Interested
Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

        C. The provisions of Sections A and B of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of these Articles, if such Business Combination constitutes a merger or consolidation of the corporation with, or any sale or lease to the corporation or any Subsidiary (as defined in paragraph (7) of Section D of this Article) of any assets of, or any sale or lease by the corporation or any Subsidiary of any of its assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the corporation or its Subsidiaries, provided that this Section C shall not apply to any transaction to which any Affiliate (as defined in paragraph (6) of Section D of this Article) of any Interested Shareholder is a party.

        D.  For the purposes of this Article:

        (1) The term "Business Combination" as used in this Article shall mean any transaction which is referred to in any one or more of clauses (a) through (f) of this paragraph (1);

            (a) Any merger or consolidation of the corporation or any Subsidiary with or into (A) any Interested Shareholder or (B) any other corporation (whether or not itself an Interested Shareholder) which immediately before is, or





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        after such merger or consolidation would be, an Affiliate of an
        Interested Shareholder, or

            (b) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any subsidiary when such assets have an aggregate fair market value of $25,000,000 or more, or

            (c) The issuance or transfer to any Interested Shareholder or any Affiliate of any Interested Shareholder by the corporation or any Subsidiary (in one transaction or a series of related transactions) of any equity securities of the corporation or any Subsidiary where such equity securities have an aggregate fair market value of $10,000,000 or more, or

            (d) The adoption of any plan or proposal for the liquidation or dissolution of the corporation, or

            (e) Any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder, or





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            (f)  Any agreement, contract or other arrangement providing for any of the transactions described in this definition of "Business Combination."

        (2) A "person" shall mean any individual, firm, corporation or other entity.

        (3) "Interested Shareholder" shall mean any person (other than the corporation or any Subsidiary) who or which, along with its Affiliates and Associates (as defined in paragraph (6) of this Section D) as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination or any proposed amendment, alteration or repeal of any provision of these Articles or any bylaw of the corporation, or immediately prior to the consummation of any such Business Combination:

            (i) Is the beneficial owner (as defined in paragraph (4) of this Section D), directly or indirectly, of more than 10% of the Voting Shares of the corporation or a Subsidiary, or

            (ii) Is an assignee of or has otherwise succeeded to any share of capital stock of the corporation or a Subsidiary which was at any time within two years prior thereto beneficially owed by any Interested Shareholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

             (4)  A person shall be the "beneficial owner" of any Voting Shares:

                  (a) Which such person or any of its Affiliates and Associates beneficially own, directly or indirectly, or





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                  (b)  Which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding, or

                  (c) Which are beneficially owned, directly or indirectly, by any other person with which such first-mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the corporation or a Subsidiary, as the case may be.

            (5) "Voting Shares" when used with respect to the corporation or a Subsidiary shall mean shares of such corporation having general voting power. For the purpose of determining whether a person is an Interested Shareholder pursuant to paragraph (3) of this Section D, the outstanding Voting Shares shall include shares deemed owned by a beneficial owner through application of paragraph (4) of this Section D but shall not include any other Voting Shares which may be issuable to any other person pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

            (6) "Affiliate" and "Associate" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 31, 1984.

            (7) "Subsidiary" shall mean any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under





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     the Securities Exchange Act of 1934, as in effect on December 31, 1984) is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (3) of this Section D, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

        (8) "Continuing Director" shall mean a person who was a member of the Board of Directors of the corporation elected by the shareholders prior to the date as of which an Interested Shareholder acquired in excess of 10% of the Voting Shares of the corporation or a Subsidiary, or a director who has been recommended to directly succeed a Continuing Director or to join the Board of Directors by a majority of the remaining Continuing Directors.

        (9) "Fair Market Value" shall mean (i) in the case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange -- Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations Systems or any system then in use, or, if such quotations are not available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of Continuing Directors, and (ii) in the case of property other





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     than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of Continuing
     Directors.

        E. The Continuing Directors, by a majority vote, shall have the power and duty to determine for the purposes of this Article on the basis of information known to them (a) the number of Voting Shares beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in paragraph (4) of Section D of this Article, (d) whether the assets of the corporation or any Subsidiary have an aggregate fair market value of $25,000,000 or more, or (e) whether the consideration received for the issuance or transfer of securities by the corporation or any Subsidiary has an aggregate fair market value of $10,000,000 or more.

        F. Nothing contained in this Article shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

                                      XI.

        Except as otherwise provided herein (and in addition to any other vote that may be required by law, these Articles or the bylaws of the corporation), the affirmative vote, in person or by proxy, at any meeting called as provided in the bylaws, of the holders of at least 66-2/3% in interest of the voting stock of the corporation issued and outstanding, including a majority in interest of the holders of the issued and outstanding voting stock of the corporation held by persons other than an Interested Shareholder, shall be required to amend, alter or repeal Articles II, IV, VII, IX, X or XI or to adopt any new provision inconsistent with such Articles, provided, however, that if at the time of any such proposed amendment, alteration, repeal or adoption, (a) there shall exist one or more Interested Shareholders and at least 66-2/3% of the





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Continuing Directors approve such proposed amendment, alteration, repeal or adoption, or (b) no such Interested Shareholder exists, and a majority of the members of the Board of Directors approve such proposed amendment, alteration, repeal or adoption, then the affirmative vote, in person or by proxy, at any meeting called as provided in the bylaws, of the holders of a majority in interest of the issued and outstanding voting stock of the corporation shall be required to approve such amendment, alteration, repeal or adoption.

                                      XII.

     To the full extent from time to time permitted by law, no person who is serving or who has served as a director of the corporation shall be personally liable in any action for monetary damages for breach of his or her duty as a director, whether such action is brought by or in the right of the corporation or otherwise. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director of the corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.





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